EUA ENERGY INVESTMENT CORPORATION
                 INVESTMENT IN SEPARATION TECHNOLOGIES, INC.
                             FOURTH QUARTER 1997

(1) STI announced in April 1997 a joint venture formed with Roanoke Cement Company to install equipment to separate unburned carbon from fly-ash at Carolina Power & Light's Roxboro, N.C. generating station. The joint venture will market the processed ash to concrete producers in the Virginia's and the Carolina's. The equipment has been delivered and installed and commercial operation began in September 1997.

    In August of 1997, STI was awarded the contract for the benefication of the ash from the Jacksonville Electric Authority's Saint John's River Power Park (SJRPP). This latest installation at SJRPP marks the fourth commercial fly-ash unit installed to date by STI.

(2) Separation Technologies' Financial Statements through December 31, 1997.


                          SEPARATION TECHNOLOGIES, INC.
                             CONDENSED BALANCE SHEET
                                December 31, 1997
                                   (Unaudited)
                             (In Thousands of Dollars)

                                 ASSETS
Fixed Assets:
    Property and equipment, net                     $2,584
    Less: Accumulated depreciation                   1,297
          Total fixed Assets                         1,287
Current Assets:
    Cash and cash equivalents                        1,042
    Accounts Receivable, net                           804
    Inventories                                          6
    Prepaid Expenses and Other                          17
          Total Current Assets                       1,869
Other Assets:
    Deposits                                             9
    Restricted Cash                                    425
    Investment in ProAsh                               140
    Acquired Intangibles                               250
    Patents and acquired Technology                    453
          Total Other Assets                         1,277
TOTAL ASSETS                                        $4,433

                              LIABILITIES
Stockholders' Equity
    Series A Convertible Preferred                     $16
    Common Stock                                        37
    Deferred Compensation                            (122)
    Additional Paid-in-Capital                      13,935
    Deficit accumulated during development        (12,650)
          Total Stockholders' Equity                 1,216
Long Term Liabilities:
    Notes Payable to EUA Energy and Other            2,425
    Capital Leases                                       5
          Total Long Term Liabilities                2,430
          Total Capitalization                       3,646
Current Liabilities:
    Accounts Payable                                   355
    Notes and Leases Payable                            86
    Accrued Expenses and Deferred Revenue              346
          Total Current Liabilities                    787
TOTAL LIABILITIES AND EQUITY                        $4,433


                           SEPARATION TECHNOLOGIES, INC.
                            CONDENSED INCOME STATEMENT
                      For the Year Ended December 31, 1997
                                   (Unaudited)
                             (In Thousands of Dollars)

                                   QUARTER ENDED      YTD

Revenues                                  $1,066    $3,632
Cost of Revenues                             746     2,355
          Gross Profit                       320     1,277

Operating Expenses:
    Engineering, Research and Development    236       992
    Sales and Marketing Expenses             (22)       88
    General and Administrative Expenses      263     1,495
          Total Operating Expenses           477     2,575
Operating Income (Loss)                     (157)   (1,298)
Interest Charges                             106       262
Other Income/(Expense)                      (182)      (34)
Pre-tax Net Income (Loss)                  ($445)  ($1,594)


                            SEPARATION TECHNOLOGIES, INC.
                               STATEMENT OF CASH FLOWS
                For the Year to Date Period Ended December 31, 1997
                                   (Unaudited)
                             (In Thousands of Dollars)

Operating Activities:
    Pre-tax Net Income (Loss)                      ($1,594)
    Depreciation & Amortization                        699
    Loss on Disposal of Equipment                      492
    Other                                              172
    Change in Current Assets and Liabilities:
        Accounts Receivable                           (382)
        Accounts Payable                              (225)
        Other Current Assets and Liabilities            99
    Net Operating Activities                          (739)

Investing Activities:
    Capital Expenditures                              (289)
          Increase in Restricted Cash                 (425)
          Investment in ProAsh                        (200)
          Net Investing Activities                    (914)

Financing Activities:
    Increase in Notes and Leases                     1,403
          Purchase of Common Stock options              56
          Net Financing Activities                   1,459

Net increase in cash and cash equivalents             (194)
Cash and cash equivalents at December 31, 1996       1,236
Cash and cash equivalents at December 31, 1997       1,042